Exhibit 99.1

POWER SOLUTIONS INTERNATIONAL, INC. REPORTS

FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Fourth quarter net sales up 52% year over year, 6% sequentially

Fourth quarter net income of $0.6 million or $0.06 per diluted share

Fourth quarter adjusted net income of $1.7 million or $0.18 per diluted share

Wood Dale, IL – Mar 26, 2012—Power Solutions International, Inc. (OTC-BB: PSIX.OB), a leader in the design, engineering and manufacture of emissions-certified alternative-fuel and conventional power systems, today announced its financial results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 Results

Net sales for the fourth quarter of 2011 were $45.5 million, an increase of $15.6 million, or 52%, from the fourth quarter of 2010 and a 6% increase from the third quarter of 2011. The Company reported net income of $0.6 million, or $0.06 per diluted share, in the fourth quarter of 2011 compared to $0.8 million, or $0.09 per diluted share, in last year’s fourth quarter. The 2011 fourth quarter includes a non-cash expense of $1.1 million, or $0.12 per diluted share, related to an increase in the estimated fair value of the liability associated with warrants issued in the Company’s April 2011 private placement. Excluding this amount, net income for the fourth quarter was $1.7 million, or $0.18 per diluted share.

“Our results reflect our successful new product and market initiatives, as well as the rapid movement toward the use of clean fuels,” said Gary Winemaster, Power Solutions’ Chief Executive Officer. “Few companies are as able as Power Solutions to exploit the new energy environment of sustainably inexpensive natural gas. Natural gas-powered engines are no longer an ‘alternative’, but make economic sense for an increasing number of applications. This dynamic is apparent in the growth we achieved in 2011, and in our outlook for continued strong growth in 2012.”

Gross profit for the fourth quarter of 2011 was $7.4 million, resulting in a gross margin of 16.3%. Gross margin improved as expected from the lower 15.3% level in the third quarter of 2011 as we resolved certain short term supply chain interruptions, resulting in strong sales of our higher margin large power systems in the fourth quarter.

Operating income of $2.6 million increased 78% from the fourth quarter of 2010 and rose 11% from the third quarter of 2011.

Other income and expense was $1.3 million in expense for the fourth quarter. Other income and expense also includes the non-cash charge of $1.1 million resulting from the increase in the estimated fair value of the liability associated with the warrants issued in the Company’s April 2011 private placement.

Net income for the fourth quarter of 2011, adjusted to remove the warrant valuation impact, was $1.7 million or $0.18 per diluted share. Net income which includes the warrant valuation expense was $0.6 million, or $0.06 per diluted share. Net income for the fourth quarter of 2010 was $0.8 million, or $0.09 per diluted share.

Summary of Fully Diluted EPS Attributable to Common Shareholders “Adjusted” removes all impact of warrant valuation changes
	Q4 2011	Q3 2011	Q4 2010	Seq Growth	Y/Y Growth
EPS	$0.06	$0.19	$0.09	(68%)	(33%)
Adjusted EPS	$0.18	$0.13	$0.09	38%	100%

Fourth quarter 2011 is the first quarter in which the company is reporting EPS under its simplified capital structure. As previously reported, all of the Company’s outstanding shares of preferred stock were converted into common stock as of August 26, 2011.

Full Year 2011 Results

Sales for 2011 were $155.0 million, an increase of $54.5 million, or 54%, from $100.5 million for 2010. Net income for the twelve months of 2011 was $4.1 million, or $0.44 per diluted share, compared to $1.6 million, or $0.19 per diluted share, for 2010.

Outlook

Winemaster continued, “We are optimistic about 2012 due to the initiatives we are undertaking to capture our expanding market opportunities. Inexpensive natural gas combined with environmental concerns is accelerating the shift away from diesel. To exploit that, we are introducing new products that we expect to accelerate our growth in the years ahead. In 2012, we plan to ramp up production of the 2.0 and 2.4 liter engines that we expect will gain acceptance in the forklift market. Our new 8.8 liter engine should be an attractive offering for both off-road and ultimately on-road applications. Finally, we are developing hybrid systems for which we expect future industrial demand.”

Fourth Quarter Conference Call and Presentation

The Company will discuss its financial results and future outlook in a conference call on March 27, 2012 at 8:30AM ET. It will be hosted by Gary Winemaster, Chief Executive Officer and Tom Somodi, Chief Financial Officer. Investors in the United States interested in participating in the call should dial +1 (888) 401-4669 (+1 (719) 325-2209 international and toll) and enter passcode 5194656. A telephonic replay will be available two hours after the call and will be available for one week by dialing +1 (877) 870-5176 from the United States or +1 (858) 384-5517 from international locations and entering passcode 5194656. There also will be a simultaneous live webcast that will be available on the Company’s website at http://www.powersint.com. Afterward, it will be archived on the Company’s website.

About Power Solutions International, Inc.

Power Solutions International, Inc. (OTC-BB: PSIX.OB) is a leader in the design, engineering and manufacture of emissions-certified alternative-fuel and conventional power systems. PSI can provide integrated turnkey solutions to leading global original equipment manufacturers in the industrial, off-road and on-road markets. The Company's unique in-house design, prototyping, engineering and testing capacities enable the customized production of clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, diesel, gasoline, and hybrid systems.

PSI develops and delivers complete .97 to 22 liter power systems, including a new 8.8 liter engine aimed at the industrial and on-highway markets. PSI power systems are used worldwide in power generators, forklifts, aerial lifts and industrial sweepers, as well as in equipment for oil and gas production, aircraft ground support, agriculture, and construction. The new 8.8 liter system will be marketed to medium duty fleets, delivery trucks, school buses, and the garbage and waste truck segments.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including the statements under the heading “Outlook” and other statements regarding the current expectations of Power Solutions International, Inc. (the “Company”) about its prospects and opportunities. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, the development of the market for alternative fuel systems, technological and other risks relating to the Company’s development of its new 8.8 liter engine, introduction of other new products and entry into on-road markets (including the risk that these initiatives may not be successful) changes in environmental and regulatory policies, significant competition, general economic conditions and the Company’s dependence on key suppliers. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosures under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States. We use certain numerical measures in this press release which are or may be considered “Non-GAAP financial measures” under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measures and associated reconciliations.

Reconciliation of Net Income to Adjusted Net Income (Dollar amounts in millions)
	Three months ended December 31, 2011	Three months ended December 31, 2010
Net Income	$0.6	$0.8
Non-cash expense from warrant revaluation	$1.1	$0.0
Adjusted Net Income	$1.7	$0.8

Reconciliation of EPS to Adjusted EPS
	Three months ended December 31, 2011	Three months ended December 31, 2010
Earnings per share	$0.06	$0.09
Non-cash expense from warrant revaluation	$0.12	$0.00
Adjusted diluted earnings per share	$0.18	$0.09

Note: Adjusted net income and adjusted diluted earnings per share are derived from GAAP results by excluding the non-cash expense related to the increase in the estimated fair value of the liability associated with the warrants issued in the Company’s April 2011 private placement. The Company believes supplementing its consolidated financial statements presented in accordance with GAAP with non-GAAP measures will provide investors further understanding of the Company’s short-term and long-term trends. Investors may want to consider excluding the impact of this non-operating, non-cash expense, as the Company believes it is not indicative of its core operating results or future performance. The warrant revaluation results from facts and circumstances that fluctuate in impact and is excluded by management in its forecast and evaluation of the Company’s operational performance.

Adjusted net income, adjusted diluted earnings per share and other non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or as superior to, financial performance measures prepared in accordance with GAAP.

Contact:

Power Solutions International, Inc .

Dan Gorey

Senior Vice President of Finance

+1 (630) 451-2290

dgorey@powergreatlakes.com

or

ICR, LLC

Gary Dvorchak

Senior Vice President

+1 (310) 954-1123

gary.dvorchak@icrinc.com

Power Solutions International, Inc.

Condensed Consolidated Balance Sheets

(Dollar amounts in thousands)

	(Unaudited)
	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash	$—	$—
Accounts receivable, net	29,523	16,282
Inventories	33,393	32,168
Prepaid expenses and other current assets	1,291	1,028
Deferred income taxes	1,814	687
Total current assets	66,021	50,165
Property, plant, and equipment, net	3,611	2,883
Other noncurrent assets	1,451	2,305
Total assets	$71,083	$55,353
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Income taxes payable	$564	$619
Current maturities of long-term debt and capital lease obligations	23	2,226
Line of credit	19,666	21,633
Accounts payable	27,574	17,210
Accrued liabilities	4,015	2,211
Total current liabilities	51,842	43,899
Other noncurrent liabilities	116	189
Deferred income taxes	490	233
Private placement warrants	3,270	—
Long-term debt and capital lease obligations, net of current maturities	41	5,676
Total liabilities	55,759	49,997
Commitments and contingencies	—	—

Stockholders’ Equity:
Series A convertible preferred stock—$0.001 par value: Authorized 114,000 shares. Issued and outstanding: 0 and 95,961 shares at December 31, 2011 and December 31, 2010, respectively	—	—
Common stock—$0.001 par value. Authorized 50,000,000 shares. Issued: 9,895,462 and 312,500 shares at December 31, 2011 and December 31, 2010, respectively	10	—
Additional paid-in capital	10,154	7
Retained earnings	9,410	5,349
Treasury stock, at cost, 830,925 shares and 0 at December 31, 2011 and 2010, respectively	(4,250)	—
Total stockholders’ equity	15,324	5,356
Total liabilities and stockholders’ equity	$71,083	$55,353

Power Solutions International, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three months ended December 31, 2011	Three months ended December 31, 2010	Twelve months ended December 31, 2011	Twelve months ended December 31, 2010
Net sales	$45,489	$29,873	$154,969	$100,521
Cost of sales	38,087	24,490	128,541	83,894
Gross profit	7,402	5,383	26,428	16,627

Operating expenses:
Research & development and engineering	1,445	1,086	4,713	3,846
Selling and service	1,891	1,781	6,666	5,465
General and administrative	1,467	1,054	5,244	3,250
	4,803	3,921	16,623	12,561
Operating income	2,599	1,462	9,805	4,066
Other (income) expense:
Interest expense	215	508	1,340	2,131
Loss on debt extinguishment	—	—	485	—
Other (income) expense, net	1,079	—	1,146	—
	1,294	508	2,971	2,131
Income before income taxes	1,305	954	6,834	1,935
Income tax provision	720	183	2,773	366
Net income	$585	$771	$4,061	$1,569
Undistributed earnings	$585	$771	$4,061	$1,569
Undistributed earnings allocable to Series A convertible preferred shares	$—	$742	$2,513	$1,510
Undistributed earnings allocable to common shares	$585	$29	$1,548	$59
Weighted-average common shares outstanding:
Basic	9,335,491	312,500	3,512,534	312,500
Diluted	9,335,491	312,500	3,512,534	312,500

Undistributed earnings per share
- Basic
Common shares	$0.06	$0.09	$0.44	$0.19
Undistributed earnings per share
- Diluted
Common shares	$0.06	$0.09	$0.44	$0.19

Power Solutions International, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollar amounts in thousands)

	Twelve months ended December 31, 2011	Twelve months ended December 31, 2010
Cash flows from operating activities:
Net income	$4,061	$1,569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	820	988
Deferred income taxes	(870)	(159)
Increase (decrease) in accounts receivable allowances	(249)	246
Change in valuation of private placement warrants	382	—
Loss on debt extinguishment	485	—
Loss on disposal of assets	6	—
(Increase) decrease in operating assets:
Accounts receivable	(12,992)	12,012
Inventories	(1,225)	(1,001)
Prepaid and other current assets	(410)	(533)
Other noncurrent assets	173	76
Increase (decrease) in operating liabilities:
Accounts payable	7,365	(9,255)
Accrued liabilities	1,609	463
Deferred revenue	(73)	189
Income taxes payable	(55)	(671)

Net cash (used in) provided by operating activities	(973)	3,924

Cash flows from Investing activities:
Purchases of property, plant, equipment and other assets	(1,557)	(541)
Increase in cash surrender value of life insurance	(13)	(42)

Net cash used in investing activities	(1,570)	(583)

Cash flows from financing activities:
Increase (decrease) in cash overdraft	3,251	(120)
Initial proceeds from borrowings under current line of credit	18,338	—
Net change in current line of credit	1,328	(776)
Repayment of prior line of credit	(21,633)	—
Proceeds from long-term debt	43	95
Proceeds from issuance of preferred stock with warrants	18,000	—
Payments on long-term debt and capital lease obligations	(7,880)	(2,226)
Repurchase of common stock	(4,250)	—
Cash paid for transaction and financing fees	(4,654)	(314)

Net cash provided by (used in) financing activities	2,543	(3,341)

Change in cash	—	—

Cash at beginning of the year	—	—

Cash at end of the year	$—	$—

Supplemental disclosures of cash flow information:
Cash paid for interest	$580	$1,899
Cash paid for income taxes	3,695	1,196